Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2016, with respect to the financial statements of Lion Biotechnologies, Inc. as of December 31, 2015 and 2014 and for the years then ended which appear in Lion Biotechnologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

May 3, 2017